Exhibit 2.2

[Form of]

SUPPORT AGREEMENT

This SUPPORT AGREEMENT is dated as of [•], 2018 (this “Agreement”), by and among General Mills, Inc., a Delaware corporation (“Parent”) and [•], a [•] (the “Stockholder”).

RECITALS

WHEREAS, Parent, Bravo Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Blue Buffalo Pet Products, Inc., a Delaware corporation (the “Company”), are, contemporaneously with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of [•] shares of Company Common Stock (the “Existing Shares” and, together with any shares of Company Common Stock and options, warrants and other rights to purchase shares of voting capital stock or other voting equity interests of the Company or any securities convertible into or exchangeable for such shares or equity interests acquired by the Stockholder after the date hereof, the “Shares”; provided that the Shares do not include the shares of Company Common Stock or options, warrants and other rights to purchase shares of voting capital stock or other voting equity interests of the Company or any securities convertible into or exchangeable for such shares or equity interests held by the Stockholder in street name, in each case as set forth on Schedule A);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined and resolved that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and this Agreement, and (iii) determined and resolved to recommend that the stockholders of the Company adopt the Merger Agreement;

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Stockholder is entering into this Agreement following approval by the Company Board of the Merger Agreement and this Agreement; and

WHEREAS, the Stockholder acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholder set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Stockholder hereby agree as follows:

ARTICLE 1

VOTING

Section 1.01 Agreement to Vote.

(a) The Stockholder hereby agrees, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.01, at any meeting of the stockholders of the Company, however called, at any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, in each case called or provided with respect to any of the matters described in the following clause (ii), (i) to appear at each such meeting or otherwise cause the Shares that the Stockholder is entitled to vote to be counted as present thereat for purposes of establishing a quorum; and (ii) to vote (or deliver a duly executed written consent in lieu thereof) all of the Shares that the Stockholder is entitled to vote (or deliver a duly executed written consent with respect thereto) at the time of any vote or written consent (A) to adopt the Merger Agreement, and approve any actions related thereto as and when such Merger Agreement or such other actions are submitted for the consideration and vote of the stockholders of the Company, (B) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, (C) against any action that would reasonably be expected to result in (x) a breach of or failure to perform any representation, warranty, covenant or agreement of the Company under the Merger Agreement or (y) any of the conditions set forth in Article 7 of the Merger Agreement not being satisfied, (D) except as expressly contemplated by the Merger Agreement or approved in writing by Parent, against any action that would change in any manner the capitalization of the Company, including the voting rights of any stockholders of the Company, and (E) against any other action that is intended or could prevent, impede, or, in any material respect, interfere with or delay the transactions contemplated by the Merger Agreement.

(b) Nothing in this Agreement, including this Section 1.01, shall limit or restrict the Stockholder, or any Affiliate or designee of the Stockholder, who serves as a member of the Company Board or as an officer of the Company in acting in his or her capacity as a director or officer of the Company and exercising his or her fiduciary duties and responsibilities in such capacity; it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and shall not apply to the Stockholder’s, Affiliate’s or designee’s actions, judgments or decisions as a director or officer of the Company.

(c) Notwithstanding anything to the contrary herein, in the event that a vote or consent of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that reduces the amount or changes the form of consideration payable in respect of each share of Company Common Stock in the Merger or otherwise amends the Merger Agreement in a manner adverse to the Stockholder (any such amendment, an “Adverse Amendment”), the provisions of this Section 1.01 shall not apply with respect to the Stockholder’s vote or consent with respect to such Adverse Amendment.

(d) In furtherance of, and without limiting the generality of, the foregoing, immediately following the execution of this Agreement and the Merger Agreement, the Stockholder shall execute and deliver to the Company (with a copy thereof to Parent) an action by written consent of the Stockholder in the form attached hereto as Exhibit A (the “Written Consent”), which Written Consent shall be irrevocable in accordance with its terms.

Section 1.02 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Written Consent and that certain Amended and Restated Investor Rights Agreement, dated as of July 21, 2015, by and among the Company, Invus, L.P. and the other stockholders party thereto (as subsequently amended on July 28, 2017, the “Investor Rights Agreement”), the Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder, with any such proxy, consent or power of attorney purported to be granted by the Stockholder being void from the outset, and (c) has not entered into any agreement or taken any action (and shall not enter into any agreement or take any action) that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Stockholder from performing any of its material obligations under this Agreement.

Section 1.03 Irrevocable Proxy.

(a) The Stockholder hereby, and without the need for any further action by the Stockholder, (A) grants a proxy to, and appoints, Parent, and any Person designated in writing by Parent, and each of them individually, the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name of the Stockholder, to vote the Shares owned beneficially and of record by the Stockholder or act by way of written consent with respect to such Shares in the manner indicated in Section 1.01 (which proxy shall be limited solely to the matters set forth in Section 1.01). This proxy shall be irrevocable (pursuant to Section 212(e) of the DGCL) and is coupled with an interest and the Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy. Such proxy shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Agreement. For the avoidance of doubt, nothing in this Section 1.03 or the proxy hereby granted shall affect the authority of the Stockholder to execute and deliver or otherwise affect the validity of the Written Consent contemplated by Section 1.01(d) of this Agreement.

(b) The Stockholder hereby represents to Parent that any proxies heretofore given in respect of the Shares are not irrevocable and hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of any Shares inconsistent with the terms of Section 1.01 and has taken such further action and executed such other instruments as required to revoke any such proxies. Each Stockholder hereby affirms that the irrevocable proxy granted herein is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Subject to the other terms and provisions of this Agreement and the Merger Agreement, the Stockholder shall retain the right to vote or cause to be voted all of the Stockholder’s Shares in its sole discretion on all matters not specified in Section 1.01.

Section 1.04 Agreements with the Company. The Stockholder hereby represents that, except for (i) the Investor Rights Agreement, and (ii) any Company Benefit Plan or Company Stock Plan and any customary director indemnification agreement, there are no agreements between the Stockholder or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand. Prior to or at the Effective Time, the Stockholder shall terminate (including by permitting such agreements to terminate in accordance with their terms) with respect to such Stockholder and its Affiliates all agreements referred to in clause (i) of the foregoing sentence (including the Investor Rights Agreement), in each case without any further cost or Liability to the Company, Parent or their respective Subsidiaries (including by terminating those provisions of and obligations and liabilities under such agreements that would otherwise expressly survive such termination by their terms).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. To the extent the Stockholder is not a natural person, the Stockholder is a legal entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all requisite corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. To the extent the Stockholder is a natural person, the Stockholder has full legal capacity and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, and no other action on the part of the Stockholder is necessary to authorize the execution and delivery by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership. The Existing Shares are, and any additional shares of Company Common Stock and any additional shares of Company Common Stock subject to options, warrants and other rights to purchase shares of Company Common Stock or other voting capital stock or voting equity interests of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or voting equity interests of the Company acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially and of record by the Stockholder, free and clear of any Liens (except for those created by this Agreement), except to the extent such securities are Transferred after the date hereof pursuant to a Transfer permitted by this Agreement and the Merger Agreement. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock beneficially owned by the Stockholder and the Stockholder does not hold any options, warrants or other rights to purchase shares of Company Common Stock or other voting capital stock or voting equity interests of the Company or any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or voting equity interests of the Company. The Stockholder has and will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I and Section 3.01, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no other limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(c) No Violation.

(i) Neither the execution and delivery of this Agreement, performance of obligations under this Agreement nor the consummation of transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (A) unless the Stockholder is a natural person, violate any provision of the certificate of incorporation or bylaws or other similar organizational or governing documents of the Stockholder, (B) assuming compliance with the filing and notice requirements set forth in Section 2.1(c)(ii), violate any Applicable Law or (C) result in a breach of, constitute a default under or otherwise violate any Contract to which the Stockholder is a party, except, in the case of the immediately preceding clauses (B) and (C), to the extent that any such violation would not reasonably be expected to, individually or in the aggregate, materially impair, prevent or delay the Stockholder from performing its obligations under this Agreement.

(ii) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for such filings under state securities laws or blue sky laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(d) No Litigation. As of the date hereof, there are no Proceedings pending against, or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including the Existing Shares) that would reasonably be expected to, individually or in the aggregate, materially impair, prevent or delay the Stockholder from performing its obligations under this Agreement.

(e) Receipt of Merger Agreement. Each Stockholder has received and reviewed a copy of the Merger Agreement.

ARTICLE 3

OTHER COVENANTS

Section 3.01 Restrictions on Transfer.

(a) Except as contemplated hereby, the Stockholder shall not, directly or indirectly, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (any of the foregoing, a “Transfer”), enforce the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person with respect to the Shares or enter into any Contract, option or other arrangement or understanding with respect to any Transfer of, any of the Existing Shares or any additional shares of Company Common Stock and options, warrants and other rights to purchase shares of Company Common Stock or other voting capital stock or voting equity interests of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or voting equity interests of the Company acquired beneficially or of record by the Stockholder after the date hereof; provided, however, that the Stockholder may Transfer all or any portion of the Shares (i) pursuant to a 10b5-1 trading plan of the Stockholder in existence as of the date hereof and in the amount set forth on Schedule A and (ii) to one or more of its controlled Affiliates (other than the Company or its Subsidiaries) or a Family Member (as defined below) that, prior to such Transfer, executes and delivers to the Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Stockholder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares transferred as the Stockholder shall have made hereunder. Any Transfer in violation of this Section 3.01 shall be null and void.

(b) For purposes of this Section 3.01, “Family Member” means, with respect to any Person, (i) any child, stepchild, grandchild or more remote issue, parent, stepparent, grandparent, spouse, domestic partner, sibling, child of sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, cousin and adoptive relationships (each, a “family member”) or estate of such family member or (ii) any foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes, so long as any such foundation, trust, family limited partnership, family limited liability company or other entity is controlled by, for the benefit of, or owned by such natural person or one or more natural persons described in clause (i).

Section 3.02 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) The Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of Company Common Stock, any additional options, warrants or rights to purchase shares of Company Common Stock or other voting capital stock of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or voting equity interests of the Company acquired by the Stockholder, if any, after the date hereof.

Section 3.03 No Solicitation.

(a) The Stockholder shall not, and the Stockholder shall cause its Affiliates (other than the Company) and its and their directors, officers and employees not to, and shall direct and otherwise use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly encourage, or knowingly facilitate the submission or making of, any Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 3.03, participate or engage in negotiations or discussions, or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to any Acquisition Proposal or Acquisition Transaction, (iii) enter into any Contract or other agreement (binding or non-binding, preliminary or definitive) for any Acquisition Proposal or Acquisition Transaction, (iv) enter into any Contract or other agreement to reimburse any Third Party for costs, expenses or other Liabilities incurred in connection with the making (or evaluating for the purpose of making) a potential Acquisition Proposal or Acquisition Transaction or (v) enter into any agreement that would prevent the Stockholder from complying with any provision of this Section 3.03. From and after the execution and delivery of this Agreement, the Stockholder shall, and shall cause its Affiliates and shall direct its and their respective Representatives (other than the Company but only to the extent expressly permitted by the Merger Agreement) to, immediately cease and cause to be terminated all discussions or negotiations with any Person existing on the date hereof with respect to such Person making (or evaluating for the purpose of making) any Acquisition Proposal or Acquisition Transaction. The Stockholder shall ensure that its Representatives are aware of the provisions of this Section 3.03, and it is agreed that any violation of the restrictions applicable to Representatives set forth in this Section 3.03 by any Representative of the Stockholder or any of its Affiliates shall constitute a breach of this Section 3.03.

(b) From and after the execution and delivery of this Agreement, the Stockholder shall promptly (and in any event within one (1) Business Day following the time of receipt) advise Parent in writing in the event that, prior to the Alternative Transaction End Time, it or any of its Subsidiaries, any of its or its Subsidiaries’ officers, directors or employees or, to the Stockholder’s knowledge, any of its or its Subsidiaries’ Representatives receives any bona fide Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal, copies of any documentation and a written summary of any oral proposals) of any such Acquisition Proposal; provided that the Stockholder’s obligation pursuant to this Section 3.03(b) shall be satisfied if the Company provides a notification with respect to such Acquisition Proposal pursuant to the terms of the Merger Agreement.

(c) Notwithstanding anything to the contrary in this Section 3.03, solely to the extent the Company is permitted under the terms of Section 6.04 of the Merger Agreement to, and the Company Board has determined to, engage in negotiations or discussions with, otherwise contact, or furnish any confidential information and reasonable access to, any Third Party making any Acquisition Proposal, the Stockholder and its Representatives may, at the request of the Company Board, (i) participate in a due diligence process with any Third Party with respect to any Acquisition Proposal or Acquisition Transaction, to the extent reasonably necessary to enable such Third Party to conduct due diligence and (ii) provide information to, and participate in discussions with, such Third Party relating to any such Acquisition Proposal or Acquisition Transaction, provided that such action by the Stockholder and its Representatives would be permitted to be taken by the Company pursuant to the terms of the Merger Agreement.

(d) For purposes of this Section 3.03, any officer, director, employee, agent or advisor of the Company (in each case, solely in their capacities as such) will be deemed not to be a Representative of the Stockholder. For the avoidance of doubt, (i) nothing in this Section 3.03 shall affect in any way the obligations of any Person (including the Company and its Representatives) under the Merger Agreement, and (ii) the Company is not a Representative or Affiliate of the Stockholder.

ARTICLE 4

MISCELLANEOUS

Section 4.01 Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement by either or both of the Parent and the Company in accordance with Section 8.01 of the Merger Agreement and (c) any amendment to the Merger Agreement effected without the consent of the Stockholder that is an Adverse Amendment. Upon such termination, no party shall have any further obligations or Liabilities hereunder; provided, however, that this Section 4.01 and termination of this Agreement shall not relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such Liabilities or damages were the result of fraud or Willful Breach by another party of any of its representations, warranties, covenants or other agreements set forth herein; and provided, further, that the provisions of this Section 4.01 and Sections 4.05 through 4.14 (inclusive), shall survive any termination of this Agreement.

Section 4.02 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the termination of this Agreement pursuant to Section 4.01, except as otherwise expressly provided in Section 4.01.

Section 4.03 Waiver of Certain Actions. The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal or rights to dissent from the Merger that it may have (if any) under Applicable Law, including, but not limited to, Section 262 of the DGCL. The Stockholder hereby acknowledges that Parent, the Company and Merger Sub will each reasonably rely to its detriment upon such waiver of appraisal or rights to dissent, and Stockholder acknowledges and confirms that this waiver of appraisal rights is given knowingly and voluntarily. The Stockholder hereby agrees not to commence, participate in as a plaintiff or otherwise support any plaintiff in, and to take all actions necessary to opt out of any class in, any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Merger Sub or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of or seeking to enjoin the operation of, any provision of this Agreement, or (y) alleging any breach of any fiduciary duty of the Company Board in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, including, without limitation, the Merger.

Section 4.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.05 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or e-mail or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

if to Parent or Merger Sub, to:

c/o General Mills, Inc.
1 General Mills Boulevard
W05-A2
Minneapolis, Minnesota 55426
Attention:	Don Mulligan
Chief Financial Officer
Facsimile:	(763) 764-2682
Email:	Don.Mulligan@genmills.com

with a copy (which shall not constitute notice) to:

c/o General Mills, Inc.
Law Department
1 General Mills Boulevard

W05-A8
Minneapolis, Minnesota 55426
Attention:	Richard Allendorf
General Counsel
Facsimile:	(763) 764-2682
Email:	Richard.Allendorf@genmills.com

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:         Christopher E. Austin

                          James E. Langston

                          Neil Markel

Facsimile:        (212) 225-3999

E-mail:               caustin@cgsh.com

                           jlangston@cgsh.com

                           nmarkel@cgsh.com

If to the Stockholder, to:

[Entity]

[Address]

Attention:         [Name]

                          [Title]

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:         Mario Ponce

                           Anthony F. Vernace

                           Kenneth Wallach

Facsimile:         (212) 455-2502

E-mail:             mponce@stblaw.com

                           avernace@stblaw.com

                           kwallach@stblaw.com

Section 4.06 Interpretation. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (ii) to “days” shall be calendar days unless otherwise indicated.

Section 4.07 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 4.08 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 4.09 Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Merger or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Applicable Law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction.

Section 4.10 Amendment; Waiver. Any provision of this Agreement may be amended, modified or waived at any time by the parties hereto if, but only if, such amendment, modification or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Section 4.11 Enforcement, Exclusive Jurisdiction; Waiver of Jury Trial.

(a) The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have proper jurisdiction, the Superior Court of the State of Delaware) and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have proper jurisdiction, the Superior Court of the State of Delaware) and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 4.07 or in any other manner permitted by Applicable Law.

(c) Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 4.11.

Section 4.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other transactions contemplated hereby or by the Merger Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.13 Assignment; Third Party Beneficiaries. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties and any purported assignment in violation of this Section 4.13 shall be null and void. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

Section 4.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. In furtherance of the foregoing, and notwithstanding the fact that the Stockholder may be a partnership, (i) no former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, successors or assignees of the Stockholder and (ii) no former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, successors or assignees of any of the Persons described in clause (i), in each case, other than the Stockholder, shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to Parent for any obligations or Liabilities to any party hereto under this Agreement other than under the Merger Agreement.

Section 4.15 No Agreement Until Executed. This Agreement shall not be effective and there is no agreement, arrangement or understanding between the parties with respect to any of the matters set forth herein unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

[PARENT]

By:

Name:
Title:

[STOCKHOLDER]

By:

Name:
Title: